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                                                                Exhibit No. 99.1


HUDSON VALLEY HOLDING CORP.                  CONTACT:  CARMELA GIBSON
21 SCARSDALE ROAD                                      VP, SHAREHOLDER RELATIONS
YONKERS, NY 10707                                      (914) 771-3214


                           HUDSON VALLEY HOLDING CORP.
                       ANNOUNCES STOCK REPURCHASE PROGRAM


      Yonkers, N.Y., May 28, 2003 - William E. Griffin, Chairman of the Board of Hudson Valley Holding Corp. announced the approval by the Board of Directors of a program, effective May 28, 2003, to repurchase up to 75,000 of its shares at a price of $38.50 per share, or a price of $44.25 per share for a transaction of at least 2,000 shares. This offer expires August 26, 2003.

      Griffin, noting the continued strong financial performance of the Company, said the Board increased the per share repurchase price by $1.00 to $38.50 and increased to 15% from 10% the premium for transactions of 2,000 shares or more.

      Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank, Westchester's largest independently owned Bank with 18 branch locations in the Bronx, Manhattan and Westchester, its most recent to open at 40 Church Street, White Plains, New York in the Summer of 2003. The Bank specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals in Westchester County, the Bronx and Manhattan. The Company's stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on the Bank can be obtained on our web-site at www.hudsonvalleybank.com.